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                                  UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING
                                                                    OMB APPROVAL

                                                           OMB Number: 3235-0058
                                                       Expires:   March 31, 1998
                                                        Estimated average burden
                                                         hours per response 0.15

                                                                 SEC FILE NUMBER
                                                                 0 -  14206

                                                               CUSIP NUMBER
                                                                44963910  4

(Check One):

Form 10-K [ ] Form 20-F [ ]  Form 11-K [ ] Form 10-Q [X] Form N-SAR [ ]


For  Period  Ended: September 30, 2002

[   ]     Transition  Report  on  Form  10-K
[   ]     Transition  Report  on  Form  20-F
[   ]     Transition  Report  on  Form  11-K
[   ]     Transition  Report  on  Form  10-Q
[   ]     Transition  Report  on  Form  N-SAR
For  the  Transition  Period  Ended:______________________________

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  Read Instruction (on back page) Before Preparing Form.  Please Print or Type.

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If  the  notification relates to a portion of the filing checked above, identify the  Item(s)  to  which  the  notification  relates:

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PART  I  -  REGISTRANT  INFORMATION
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Full  Name  of  Registrant
Travlang,  Inc.
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Former  Name  if  Applicable

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Address  of  Principal  Executive  Office  (Street  and  Number)
2  Hashiloach  Street,  Petach  Tikva,  Israel  49722
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City,  State  and  Zip  Code

PART  II  -  RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed
[X] due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  -  NARRATIVE

Indicate below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The financial statements were unable to be completed within the given time period.

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PART  IV  -  OTHER  INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification
           Mitchell S. Nussbaum               212             407-4159
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                 (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). The Registrant`s Quarterly Report on Form 10-Q for
     the quarter ended June 30, 2002 was filed late.          [ ]  Yes   [X]  No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
     thereof?                                                 [ ]  Yes   [X]  No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 Travlang, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  November 14, 2002           By  /s/  Lucien  Geldzahler
     -------------------              ------------------------
                                      Lucien  Geldzahler,  President

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                      ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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                              GENERAL INSTRUCTIONS

1. This form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2. One signed original and four conformed copies of this form and amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the form will be made a matter of public record in the Commission files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notifications must also be filed on form 12b-25 but need not restate information that has been correctly furnished. The form shall be clearly identified as an amended notification.

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